SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*



                               The Midland Company
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    597486109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                                Page 1 of 4 Pages

CUSIP NO.       597486109                13G                   Page 2 of 4 Pages
--------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert W. Hayden
--------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  [ ]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
 3        SEC USE ONLY


--------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER

         NUMBER OF                    1,295,126 - See Item 4
          SHARES
       BENEFICIALLY           --------------------------------------------------
         OWNED BY             6      SHARED VOTING POWER
           EACH
         REPORTING                   0
        PERSON WITH           --------------------------------------------------
                              7      SOLE DISPOSITIVE POWER

                                       1,281,326 - See Item 4
                              --------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,295,126 - See Item 4
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              13.6%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 4 Pages

ITEM 1(a)      Name of Issuer:   The Midland Company

          1(b) Address of Issuer's Principal Executive Office:

               7000 Midland Boulevard
               Amelia, Ohio, 45102-2607

          2(a) Name of Persons Filing: Robert W. Hayden

          2(b) Address of Principal Business Office:

               7000 Midland Boulevard
               Amelia, Ohio, 45102-2607

          2(c) Citizenship: U.S.A.

          2(d) Title of Class of Securities: Common Stock, No Par Value

          2(e) CUSIP No.: 597486109

          3. If this Statement is Filed Pursuant to Rules 13d-1(b) or 13d-2(b), check whether the Person Filing is a: N/A

          4.   Ownership:

                  (a)      See Item 9 of cover page.
                  (b)      See Item 11 of cover page.
                  (c)      See Items 5-8 of cover page.

               Items 5, 7, 9 and 11 include 16,500 shares that may be acquired through exercise of options within 60 days. Items 5, 9 and 11 include 13,800 shares which are restricted and which Mr. Hayden has sole voting but not dispositive power.

          5.   Ownership of 5% or less of class: N/A

          6.   Ownership of more than 5% on behalf of another person: N/A

          7.   Identification   and   classification  of  the  subsidiary  which
               acquired the security being reported by the parent holding company: N/A

          8.   Identification and classification of members of the group: N/A

          9.   Notice of dissolution of group: N/A

                                                               Page 4 of 4 Pages

          10.  Certification: N/A





     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: April 30, 1999                                  Robert W. Hayden
                                             --------------------------------
                                                      Robert W. Hayden